                                    Exhibit A

Of the 2,426,055 ordinary shares held directly by the Reporting Person, 569,160 ordinary shares (the "Escrow Shares") are subject to an escrow in accordance with that certain Escrow Agreement, dated as of January
18, 2012 (the "Escrow Agreement"), among Jazz Pharmaceuticals plc
(the "Issuer"), Jazz Pharmaceuticals, Inc., the Reporting Person,
as representative of the indemnitors, and Deutsche Bank National Trust Company, as escrow agent.  The escrow shares are held by the escrow agent as security for the indemnification obligations under that certain
Agreement and Plan of Merger and Reorganization, dated as of September 19, 2011
(the "Merger Agreement"), by and among the Issuer
(formerly known as Azur Pharma Limited), Jazz Pharmaceuticals Inc.,
Jaguar Merger Sub Inc. and the Reporting Person, as representative of the
indemnitors (as defined therein).   The shareholders owning ordinary shares
subject to the escrow, including the Reporting Person, have the right to vote the escrowed ordinary shares and to receive all dividends on the escrowed ordinary shares, other than certain dividends paid in capital stock of the Issuer. Any shares of capital stock of the Issuer issuable in respect of or in exchange for any escrowed ordinary shares, whether by way of share splits, dividends, or otherwise, will be issued in the name of the escrow agent and held under the escrow agreement, subject to certain exceptions. The shareholders owning ordinary shares subject to such escrow, including the Reporting
Person, are also entitled to remove their ordinary shares from the escrow account provided they replace the removed ordinary shares with cash having an equivalent value.  The escrow agent is permitted to sell ordinary shares held in the escrow account for the purpose of satisfying indemnification claims that may arise from time to time upon receipt of proper instructions and direction pursuant to the terms of the Escrow Agreement.  Subject to the existence of any pending claims, ordinary shares retained in the escrow account as of
July 18, 2013, the termination date for the escrow, will be released to the respective owners thereof.  If there are unresolved indemnification claims as of the termination date, the escrow agent will retain a number of ordinary shares in escrow having a value sufficient to cover the amount of such pending claims until such claims are resolved.  The escrow agent may not sell or otherwise dispose of ordinary shares held in the escrow account other than as described above or pursuant to joint written instructions of
Jazz Pharmaceuticals, Inc. and the Reporting Person, as indemnitors'
representative.